Exhibit 16.1

[Letterhead of Zwick and Banyai, PLLC]

March 19, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated March 19, 2012, of Genie Energy Ltd. and are in agreement with the statements contained in the first sentence of the first paragraph, and the second, third, fourth and fifth paragraphs of section (a) of Item 4.01 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Zwick and Banyai, PLLC